Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Alicia Grande	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Financial Officer	Co-President
(305) 529-2522	(917) 322-2571
agrande@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners, Inc. Raises $6 million in Registered Direct Offering

CORAL GABLES, FL, August 28, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) announced today that it has entered into definitive agreements to sell (i) 4.0 million shares of the Company’s common stock, and (ii) common stock purchase warrants to purchase an aggregate of 1.2 million shares of the Company’s common stock, in a registered direct public offering. The aggregate offering price for each share and corresponding warrant is $1.50, resulting in gross proceeds of $6 million. The common stock purchase warrants have a five year-term and an exercise price of $2.08 per share.

The closing of the offering is expected to take place on or about August 31, 2012, subject to satisfaction of customary closing conditions. Catalyst expects to use the net proceeds from this offering to fund costs associated with the Company’s product development efforts and for general corporate purposes. Roth Capital Partners has acted as the exclusive placement agent for the transaction.

The shares are being offered pursuant to a shelf registration statement on Form S-3 (File No.333-170945) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained, when available, from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115. It is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. Both CPP-109 and CPP-115 have been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst is also planning to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-109 will be safe and effective for the treatment of addiction, whether the CPP-109 Phase II(b) clinical trial will be successful, whether any of the benefits from having received Fast Track status from the FDA for CPP-109 will be realized by the Company, whether CPP-109 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on Catalyst’s web site or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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